Exhibit 99.1

For further Information contact:

Robert B Harris, Ph.D.

President/CSO

Commonwealth Biotechnologies, Inc.

804-648-3820

Commonwealth Biotechnologies, Inc. Closes $2.5M Private Placement

Investment Expected to Enhance Company’s Bio-Defense Capabilities and Marketing Efforts

RICHMOND, VA (May 27,2004) – Commonwealth Biotechnologies, Inc., (NASDAQ Small Cap Exchange; CBTE) announced today that it successfully sold an aggregate of 400,000 shares of its common stock, without par value per share, and warrants to purchase an additional 100,000 shares of common stock to several accredited investors. The shares were sold for a cash consideration of $6.25 per share, or a total of $2.5 million. Jesup & Lamont Securities, Corp. acted as exclusive placement agent for the transaction. The exercise price of the warrants was set at 110% of the closing price of the Company’s common stock on the closing date of the transaction. Other terms of the transaction are disclosed in the Company’s 8-K filing with the Securities and Exchange Commission.

The Company will use a portion of the new money to enhance its bio-defense capabilities by expanding, upgrading and equipping its accredited biosafety level 3 laboratory suite. Specifically, the Company will install new BSL-3 virology and a BSL-3 bacteriology production suites to service new contract work received by CBI. The Company expects to use additional investment funds to expand its marketing activities, particularly in the area of e-commerce, but also in more traditional methods of marketing. The Company will use the bulk of the investment funds as general working capital.

“We are pleased that CBI is attracting institutional investors,” added Richard J. Freer, Chairman and COO. “We believe that having institutional buyers as investors in CBI adds a level of stability that will benefit all of CBI’s shareholders.”

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Founded in 1992, CBI is located in Gateway Centre, Chesterfield County at 601 Biotech Drive, 23235 (1-800-735-9224). CBI provides comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. There can be no guarantee that CBI will develop the production laboratories referenced herein or that CBI will continue to generate and complete profitable work for its government sponsors. There can also be no guarantee that CBI’s increase in marketing efforts will result in revenues for the Company. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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